Exhibit 3.2

                                 CERTIFICATE OF
                                 DESIGNATIONS OF
                           SERIES "B" PREFERRED STOCK

                                       OF

                               IJOIN SYSTEMS, INC.
                            (a Delaware Corporation)

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Company) is iJoin Systems, Inc. The Company was incorporated in the State of Delaware on October 8, 1998.

     2. The certificate of incorporation of the Company authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.0001 per share, and expressly vests in the Board of Directors of the Company the authority provided therien to issue any or all of wsaid shares in one or more series and by resolution or resolutions to provide for the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, particiapating, optionalk, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series "B" issue of Preferred Stock:

     RESOLVED: That, upon and subject to the effective date of that merger transaction contemplated by that certain Agreement and Plan of Merger, date as of April 24, 2001, among the Company, its wholly-owned subsidiary, IJC Acquisition Corp., and iJoin, Inc. (the "Merger Agreement"), as evidenced by the date and time set forth on the Certificate of Merger properly executed and filed by the constituent parties to the Merger Agreement with the Delaware Secretary of State in accordance with Section 251 of the General Corporation Law of the State of Delaware, 300,000 of the 1,000,000 authorized shares of Preferred Stock of the Company shall be designated Seris "B" Preferred Stock, $.0001 par value per share, which shall possess the rights and preferences set forth below:

Section 1. Designation and Amount. The series of Preferred Stock designated and known as the "Series B Preferred Stock" shall have a par value of $.0001 per share and the number of shares constituing the Series B Preferred Stock shall be 300,000 shares. The Series B Preferred Stock shall have a stated value of $2.50 per share (the "Stated Value"), which shall be subject to appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the Series B Preferred Stock occurring from time to time subsequent to the date of the first issuance of Series B Preferred Stock.

Section 2. Rank. The Series B Preferred Stock shall rank, in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"): (i) prior to all of the Company's Common Stock, par value $.0001 per share ("Common Stock"), (ii) on a

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parity with the Series A Preferred Stock and any other series of Preferred Stock of the Company which may hereafter be created (unless such Preferred Stock is expressly designated as being senior or junior to the Series B Preferred Stock),
(ii) junior open liquidation to any other class or series of capital stock of the Company hereafter created which by its terms ranks senior on liquidation to the Series B Preferred Stock, and (iv) senior upon liquidation to any other class or series of capital stock of the Company hereafter created which by its terms ranks junior on liquidation to the Series B Preferred Stock.

Section 3. Dividends. The Series B Preferred Stock shall not entitle the holders thereof to any dividends, at any time or under any circumstances.

Section 4. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior to any holders of Common Stock or other class or series of Company Preferred Stock ranking junior to the Series B Preferred Stock (collectively, the "Junior Securities"), and concurrently on a ratable basis (in proportion to the respective preferential amounts payable to all subject holders) with the holders of any outstanding Series A Preferred Stock or other Parity Securities (as hereinafter defined), an amount per share equal to the then effective Stated Value of each outstanding share of Sereis B Preferred Stock (the "Liquidation Preference"); and after payment to all holders of Series B Preferred Stock of the full such Liquidation Preference, the holders of Series B Preferred Stock shall not be entitled to any further payments in respect of the Series B Preferred Stock. If upon the occurrence of such event, the assets and funds available to be distributed among the holders of the Series B Preferred Stock, the holders of any outstanding Series A Preferred Stick and the holders of other shares of capita stock of the Company which rank on a parity with the Series B Preferred Stock (the "Parity Securities") shall be insufficient to permit the payment, to the holders of the Series B Preferred Stick, the Series A Preferred Stock and other Parity Securities, of the full preferential amounts due to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed among the hlders of the Series B Preferred Stock, Series A Preferred Stock and other
Parity Securities on a ratable basis in proportion to the respective preferential amounts payable to such holders, subject, howeber, to first being distributed to holders of any capital stock ranking senior to the Series B Preferred Stock.

     (b) A consolidation, merger, share exchange or other business combination to which the Company is a party shall not constitute or be teated as a liquidation, dissolution, or winding up within the meaning of this Section 4.

     (c) The Company shall give written notice of any liquidation, dissolution or winding up reasonably in advance of the occurrence thereof, and each holder of Series B Preferred Stock may exercise such holder's right of conversion pursuant to Section 6 below with respect to any or all shares of Series B Preferred Stock at any time prior to the effectiveness of the liquidation, dissolution or winding up within the meaning of this Section 4.

Section 5. Redemption.


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     (a) Company Optional Redemption. The Company may, at any time and from time to time, in its sole and absolute discretion, elect to redeem any or all of the outstanding shares of Series B Preferred Stock. In the event that any such optional redemption shall be with respect to less than all of the outstanding shares of Series B Preferred Stock, then the shares that are then to be redeemed shall be determined (i) by ratable allocation among all holders in proportion to their respective holdings of Series B Preferred Stock, (ii) by lot or random drawing, or (iii) in such other equitable manner as may be determined by the Company. Any such redemption election by the Company shall be made by written notice given to the subject holders of Series B Preferred Stock (in each case, an "Optional Redemption Notice").

     (b) Redemption Price. With respect to any redemption under Section 5(a) above, the redemption price per share of Series B Preferred Stock shall be $2.50 (subject to adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relatong to the Series B Preferred Stock occurring from time to time subsequent to the date of the first issuance of Series B Preferred Stock).

     (c) Payment of Redemption Price. Not less than thirty (30) days or more than sixty (60) days after its giving of an Optional Redemption Notice, the Company shall effect the noticed redemption by paying this applicable redemption price to the subject holder by wire transfer of immediately availabe funds or by certified or bank cashier's check. Against payment of such redemption price, the subject holder shall deliver to the Company for cancellation the certificate evidencing the Series B Preferred Stock so redeemed (or, in the event that such certificate has been lost, stolen, mutilated or destroyed, the subject holder shall deliver to the Company a lost certificate affidavit in form and substance reasonably satisfactory to the Company and its transfer agent, if any).

     (d) Replacement Certificates. In the event that any redemption hereunder shall be made with respect to less from all of the shares represented by any stock certificate tendered to the Company hereunder, the Company shall, at its expense, in conjunction with the payment of the redemption price for the shares which were not redeemed.

     (e) Conversion Rights. During the thirty (30) day period following the giving of any Optional Redemption Notice, and at all times thereafter until the payment of the redemption price in respect of the shares of Series B Preferred Stock which the Company has elected to redeem heereunder, the holder shall continue to have the right to convert any or all of such shares of Series B Preferred Stock into Common Stock in accordance with Section 6 below.

Section 6. Conversion into Common Stock.

     (a) Conversion. Each outstanding share of Series A Preferred Stock may, at any time at the option of the holder theeof, be converted into Common Stock of the Company ("Conversion Shares"), in each case at the rate of one (1) share of Common Stock for each share of Series B Preferred Stock, subject to adjustment pursuant to this Section 6.

     (b) In the event and to the extent that, at any time and from time to time following the first issuance of Series B Preferred Stock, there shall occur any stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Common

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

Stock of the Company, then the number of Conversion Shares or other securities receivable upon conversion of the Series B Preferred Stock shall be correspondingly adjusted on and as of the date of such stock split, stock dividend, combination of shares, recapitalization or other such event.

     (c) In the event, at any time and from time to time, of any merger or consolidation in which the Company shall be a constituent party and in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for different securities of the Company or changed into or exchanged for common stock or other securities of another corporation or other properly (including cash) or any combination of the foregoing (a "Transaction"), then each holder of Series B Preferred Stock, upon conversion of such Series B Preferred Stock at any time after the consummation of such Transaction, shall be entitled to receive, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the stock and other securities, cash and property to which such holder would have been entitled upon the consummation of such Transaction if such holder had converted such Series B Preferred Stock immediately prior thereto (subject thereafter to further adjustments from and after the dates of the consummation of such Transaction to correspond as nearly as possible to the adjustments provided for in this Section 6).

     (d) In the event and to the extent that at any time and from time to time following the first issuance of Series B Preferred Stock, there shall occur any stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Series B Preferred Stock, then, unless and until an arithmetically corresponding event shall then occur with respect to the outstanding Common Stock of the Company and any other securities or property issuable upon conversion of the Series B Preferred Stock, the number of shares of Common Stock or other securities or property issuable upon conversion of the Series B Preferred Stock shall be correspondingly adjusted on and as of the date of such stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Series B Preferred Stock.

     (e)  Certificate  of  Adjustment.  Upon each  adjustment  pursuant  to this
Section 6, the Company will promptly prepare a certificate of adjustment stating the adjusted conversion rate or specifying the other shares of stock, securities or assets and the amount thereof receivable as a result of such adjustment, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company will promptly mail a copy of such certificate of adjustment to each registered holder of Series B Preferred Stock.

     (f) Reservation of Shares. The Company will authorize, reserve and set apart and have available for issuance at all times, free from preemptive rights, including, without limitation, rights derived from rights offerings, that number of shares of Common Stock which is deliverable upon the conversion of the Series B Preferred Stock, and the Company will have at all times any other rights or privileges provided for therein sufficient to enable it at any time to fulfill all its obligations hereunder.


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

     (g) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of any shares of the Series B Preferred Stock; provided, however, that the Company shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such Conversion Shares in a name other than that of the holder of the shares of the Series B Preferred Stock in respect of which such shares are being issued.

Section 7. Voting Rights. Except as otherwise required by law or expressly provided herein, the holders of shares of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall have such number of votes equal to product of (i) five (5) multiplied by (ii) the number of shares of Common Stock into which such holders' shares of Series B Preferred Stock are convertible pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law or expressly provided herein, the Series B Preferred Stock, the Series A Preferred Stock and the Common Stock shall vote together as a single class, and not as separate classes.

Section 8. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series or classes of Parity Securities, or one or more classes of Junior Securities with liquidation preferences junior to the liquidation preference of the Series B Preferred Stock.

Section 9. Registration of Transfer. The Company will keep at its principal office a register for the registration of Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Company will, at the written request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate.

Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution, an entity whose securities are traded or listed on any national securities exchange or recognized automated quotation system, or any subsidiary of the foregoing, then the holder's own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.


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Section 11. Amendment and Waiver.  No amendment,  modification or waiver will be binding or effective with respect to any provision of Sections 1 through 11 of this Series B Preferred Stock without the prior written consent or affirmative vote of the holders of not less than a majority of the Series B Preferred Stock outstanding at the time such action is taken.

Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and will be deemed to have been given when so mailed or sent (a) to the Company, at its principal executive offices, and (b) to any stockholder, at such holder's address as it appears in the stock records of the Company (unless otherwise indicated by notice given to the Company by any such holder).

FURTHER RESOLVED; That the statements contained in the foregoing resolutions creating and designating the said Series B issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics, thereof shall, upon the effective date of said Series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of Section 104 and 151 of the General Corporation Law of the State of Delaware.

Signed on May 4, 2001


                                    /s/ William H. Ragsdale
                                    -----------------------------------------
                                    William H. Ragsdale, President











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